As filed with the Securities and Exchange Commission on March 6, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AXOGEN, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-1301878
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13631 Progress Blvd., Suite 400 Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Code)

AXOGEN, INC. INDUCEMENT EQUITY INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION INDUCEMENT AWARDS AND RESTRICTED STOCK UNIT INDUCEMENT AWARDS

(Full title of the plan)

Marc Began General Counsel Axogen, Inc. 13631 Progress Boulevard, Suite 400 Alachua, Florida 32615 (386) 462-6800	Jaclyn Liu, Esq. Morrison & Foerster LLP 425 Market Street San Francisco, CA 94105
(Name, address, telephone number, including area code, of agent for service)	(Copy to)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

REGISTRATION OF ADDITIONAL SECURITIES

EXPLANATORY NOTE

Axogen, Inc. (the “Company” or “Registrant”) has prepared this registration statement (this “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register (i) a total of 628,300 shares of common stock (“Common Stock”), par value $0.01 that may be issued upon the settlement of 412,500 restricted stock units (the “Inducement RSUs”) and the exercise of 215,800 stock options (the “Inducement Options”) that were granted to Marc Began on March 1, 2023, Jens Schroeder Kemp on March 1, 2023, Harold Tamayo on December 1, 2023, and Nir Naor on January 1, 2024, to induce them to accept employment by the Company and (ii) a total of 100,000 shares of Common Stock reserved for issuance to eligible persons under the Axogen, Inc. Inducement Equity Incentive Plan adopted on March 4, 2024 (the “Plan”). The Inducement RSUs and Inducement Options were awarded outside of the Company’s stock incentive plans and the Plan. The Inducement RSUs and Inducement Options were approved by the Company’s Compensation Committee in compliance with, and in reliance on, Nasdaq Listing Rule 5635(c)(4), which exempts employee inducement grants from the general requirements of the Nasdaq Listing Rules that equity-based compensation plans and arrangements be approved by the stockholders. Pursuant to the Plan, the Registrant may grant to participants stock options, restricted stock units (“RSUs”), stock appreciation rights (“SARs”), Common Stock, performance shares or performance units. Each (i) stock option may be exercised for Common Stock, (ii) each SAR, performance unit and RSUs may be settled either for one share of Common Stock or for an amount in cash equal to the fair market value of one Common Share (as determined by the Inducement Plan administrator and as set out in the participant’s equity award agreement), and (iii) each performance unit may be settled for an amount in cash set out in the participant’s equity award agreement.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

a) The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2023, filed with the Commission on March 5, 2024 (Commission File No. 001-36046);

b) None;

c) The Company’s Current Reports on Form 8-K, filed with the Commission on January  4, 2024 (Item 5.02 only), and the Company’s Current Report on Form 8-K/A, filed with the Commission on January 5, 2024; and

d) The description of the Company’s Common Stock set forth in the Registration Statement on Form 8A12B filed with the Commission on August 6, 2013 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Minnesota Statutes, Section 302A.521, subd. 2, requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding if certain statutory standards are met, unless the Company amends its Amended the Restated Articles of Incorporation, or the “Articles of Incorporation,” or its Amended and Restated Bylaws, or the “Bylaws,” to prohibit or condition such indemnification rights. In addition, Minnesota Statutes, Section 302A.521, subd. 3 requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain circumstances unless the Company amends the Articles of Incorporation or the Bylaws to prohibit or condition such expense advancement rights. Under Section 302A.521, subd. 4, the Company may amend the Articles of Incorporation or the Bylaws to prohibit or condition such indemnification or expense advancement rights. A decision as to required indemnification is made (i) by a disinterested majority of the Company’s Board of Directors present at a meeting at which a disinterested quorum is present, (ii) by a designated committee of the Board of Directors consisting of two or more disinterested directors, (iii) by special legal counsel selected by the board or a committee by vote pursuant to clause (i) or (ii) above, (iv) by an affirmative vote of the shareholders, in which the shares held by parties to the proceeding is not counted in determining the presence of a quorum and are not considered to be present and entitled to vote, or (v) by a court in Minnesota. For purposes of clauses (i) and (ii) above, a director is disinterested if he or she is not a party to the proceeding for which indemnification or expense advancement is at issue. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

Article 7 of the Articles of Incorporation provides that, to the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that Article 7 shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 302A.559 or 80A.76 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of Article 7 or any predecessor of this provision. Neither the amendment, modification or repeal of Article 7 nor the adoption of any provision in the Articles of Incorporation inconsistent with Article 7 shall adversely affect any right or protection of a director or officer of the Company with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

The Bylaws provide that the directors and officers of the Company shall have the right to indemnification provided by Minnesota Statutes, Section 302A.521, as now enacted or hereafter amended. Under Section 302A.521, subd. 2, indemnification will be available only where an officer, director or employee can establish that he or she: (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefits; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interests of the Company or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of the Company.

The Company maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the Company for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by the Company.

With respect to possible indemnification of directors, officers and controlling persons of the Company for liabilities arising under the Securities Act pursuant to such provisions, the Company is aware that the Commission has publicly taken the position that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

EXHIBIT NUMBER	DESCRIPTION

†5.1	Opinion of Blue Chip Law.

*†10.1	Axogen, Inc. Non-Qualified Stock Option Inducement Award Agreement, effective as of March 1, 2023, by and between the Company and Marc Began.

*†10.2	Axogen, Inc. Non-Qualified Stock Option Inducement Award Agreement, effective as of March 1, 2023, by and between the Company and Jens Schroeder Kemp.

*†10.3	Axogen, Inc. Non-Qualified Stock Option Inducement Award Agreement, effective as of December 1, 2023, by and between the Company and Harold Tamayo.

*†10.4	Axogen, Inc. Restricted Stock Units Inducement Award Agreement, effective as of March 1, 2023, by and between the Company and Marc Began.

*†10.5	Axogen, Inc. Restricted Stock Units Inducement Award Agreement, effective as of March 1, 2023, by and between the Company and Jens Schroeder Kemp.

*†10.6	Axogen, Inc. Restricted Stock Units Inducement Award Agreement, effective as of December 1, 2023, by and between the Company and Harold Tamayo.

*†10.7	Axogen, Inc. Restricted Stock Units Inducement Award Agreement, effective as of January 1, 2024, by and between the Company and Nir Naor.

*10.8	Axogen, Inc. Inducement Equity Incentive Plan (incorporated by reference to Exhibit 10.52 to the annual report on Form 10-K filed on March 5, 2024).

*10.9	Form of Restricted Stock Unit Agreement under the Axogen, Inc. Inducement Equity Incentive Plan (incorporated by reference to Exhibit 10.53 to the annual report on Form 10-K filed on March 5, 2024).

†23.1	Consent of Blue Chip Law (contained in Exhibit 5.1).

†23.2	Consent of Deloitte & Touche LLP, the Company’s Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page to this Registration Statement).

†107	Filing Fee Table.

†	Filed herewith.
*	Management contract or compensatory plan or arrangement.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1.) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i.) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii.) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii.) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and(a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2.) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3.) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alachua, State of Florida, on March 6, 2024.

Axogen, Inc.

By:	/s/ Karen Zaderej
Name: Karen Zaderej
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Karen Zaderej and Marc Began, his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this Registration Statement on Form S-8 (including, without limitation, any additional registration statement filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Karen Zaderej Karen Zaderej	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	March 6, 2024

/s/ Nir Naor Nir Naor	Nir Naor (Principal Financial Officer and Principal Accounting Officer)	March 6, 2024

/s/ Amy Wendell Amy Wendell	Director	March 6, 2024

/s/ William Burke William Burke	Director	March 6, 2024

/s/ Gregory Freitag Gregory Freitag	Director	March 6, 2024

/s/ John H. Johnson John H. Johnson	Director	March 6, 2024

/s/ Alan M. Levine Alan M. Levine	Director	March 6, 2024

/s/ Guido J. Neels Guido J. Neels	Director	March 6, 2024

/s/ Paul G. Thomas Paul G. Thomas	Director	March 6, 2024

/s/ Dr. Joseph Tyndall Dr. Joseph Tyndall	Director	March 6, 2024

/s/ Kathy Weiler Kathy Weiler	Director	March 6, 2024